Exhibit 24 to
                                                                  Form 10-K







                            Independent Auditors' Consent

          The Board of Directors and Stockholders
          A. P. Green Industries, Inc.:

          We consent to incorporation by reference in the registration statement (No. 33-21012) on Form S-8 of A. P. Green Industries, Inc. and subsidiaries of our report dated February 13, 1995, relating to the consolidated statements of financial position of
          A. P. Green Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and the related schedule, which report appears in the December 31, 1994 annual report on Form 10-K of A. P. Green Industries, Inc.




          /s/  KPMG Peat Marwick LLP


          St. Louis, Missouri
          March 23, 1995